Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in the Registration Statement of Sunrise New Energy Co., Ltd. on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 2, 2022, with respect to our audits of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of December 31, 2021, and for each of the two years in the period ended December 31, 2021 and 2020, appearing in the Annual Report on Form 20-F/A of Sunrise New Energy Co., Ltd. for the year ended December 31, 2022.

/s/ Friedman LLP

New York, New York

December 22, 2023